January 16, 2003

     Securities and Exchange Commission
     Judiciary Plaza
     450 Fifth Street, N.W.
     Washington, D.C.  20549

     Re: Home Equity Loan Asset-Backed Pass Certificates, Series 2002-1; File No. 333-76627-01.

     Ladies and Gentlemen:

     Enclosed herewith for filing on behalf of the trust fund (the "Trust") created pursuant to a Pooling and Servicing Agreement dated as of November 1, 2002 (the "Pooling and Servicing Agreement") among Lehman ABS Corporation., as Depositor, Home Loan and Investment Bank, FSB,as Master Servicer, and Deutsche Bank National Trust Company,
      as Trustee.

     The Lehman Home Equity Loan Asset-Backed certificates, Series 2002-1
     (the certificates) will consist of four classes of senior Certificates (each, a "Class"): the class A-1, Class A-2 (collectively the Class A Certificates"), Class A-IO-F and Class A-IO-V Certificates (collectively, the "Class A-io Certificates"), and one class of a subordinated Certificates (the "Class R Certificates"). The Certificates will be issued pursuant to the Agreement. The form of the Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the prospectus (the "Prospectus") is a part dated November 22,2002. The summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Agreement. Wherever particular sections or defined terms of the Agreement are referred to, such sections or defined terms are hereby incorporated herein by reference. Only the Class A Certificates are hereby offered by the Prospectus Supplement dated as of November
     22, 2002. The Offered Certificates were registered under the Securities Act of 1933, as amended, by a Registration Statement on Form S-11
     (File No.333-76627-01).  As a result, the Trust is subject to the filing requirements of Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Trust intends to fulfill these filing requirements in the manner described herein.

     The Trust will file, promptly after each Distribution Date (as defined in the Pooling and Servicing Agreement), a Current Report on Form 8-K in substantially the form enclosed herewith, including as an exhibit thereto the applicable Distribution Date report. Each such Current Report will also disclose under Item 5 any matter occurring during the relevant reporting period which would be reportable under Item 1, 2, 4 or 5 of
     Part II of Form 10-Q.

     The Trust will file a Current Report on Form 8-K promptly after the occurrence of any event described under Item 2, 3, 4 or 5 thereof, responding to the requirements of the applicable Item.

     Within 90 days after the end of each fiscal year, the Trust will file an annual report of Form 10-K which responds to Items 2, 3, and 4 of
     Part I, Items 5 and 9 of Part II, Items 12 and 13 of Part III and
     Item 14 of Part IV thereof, and include as exhibits thereto certain information from the Distribution Date reports aggregated for such year and a copy of the independent accountants' annual compliance statement required under the Pooling and Servicing Agreement.

     The Trust will follow the above procedures except for any fiscal year as to which its reporting obligations under Section 15(d) of the Exchange Act have been suspended pursuant to such Section. In such event, the Trust will file a Form 15 as required under Rule 15d-6.

     Should you wish to discuss the above filing procedures, please call Katherine M. Wannenmacher at (714) 247-6271.


     Sincerely,
     /s/ Katherine M. Wannenmacher
     Vice President
     Deutsche Bank National Trust Company
     S.E.C. Reporting Agent for Home Equity Loan Asset-Backed Pass Certificates, Series 2002-1